AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement dated as of July 17, 2013 (this “Amendment”), between Gateway Energy Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement, dated as of February 26, 2010 (the “Rights Agreement”), and desire to amend the Rights Agreement as set forth herein; and

WHEREAS, the Company’s Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, pursuant to Section 27 of the Rights Agreement and a resolution adopted by the Company’s Board of Directors on July 17, 2013, the Company has elected to exercise its discretion to amend, and has directed the Rights Agent, to amend the Rights Agreement as contemplated by this Amendment, to provide, among other things, for the expiration on July 18, 2013, of the Rights issued under the Rights Agreement; and

WHEREAS, in connection with such amendment, the Rights Agent has received from the Company the certificates and instructions contemplated by Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and pursuant to the Rights Agreement and in accordance with Section 27 thereof, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):

1. Amendment to the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended by deleting clause (i) thereof and replacing it in its entirety with the following:

“(i) the Close of Business on July 18, 2013 (the “Final Expiration Date”),”.

2. Expiration of Rights and Obligations. The Rights and all rights and obligations of the holders thereunder or with respect thereto shall expire and terminate on the Final Expiration Date. The Rights Agreement and all rights and obligations of the Company and the Rights Agent thereunder or with respect thereto shall expire and terminate on the Final Expiration Date.

3. Miscellaneous.

(a) The laws of the State of Delaware shall govern the validity, interpretation, construction, performance, and enforcement of this Agreement, excluding the choice of laws provisions of the State of Delaware.

(b) Except as modified herein, all other terms and provisions of the Rights Agreement (including the Exhibits thereto) are unchanged and remain in full force and effect.

            (c) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment shall become effective when each party to this Amendment shall have received a counterpart hereof signed by the other party to this Amendment.

(d) This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.

(e) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(f) The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the company that this Amendment complies with Section 27 of the Rights Agreement.

(g) In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

                                                                        Gateway Energy Corporation

                                                                        By:      /s/ Frederick M. Pevow

Name: Frederick M. Pevow, Jr.

Title:   President and CEO

American Stock Transfer & Trust Company, LLC

By:      /s/ Michael A. Nespoli

                                                                        Name:  Michael A. Nespoli

Title:    Executive Director